Exhibit 8.1
, 2012
Armstrong Resource Partners, L.P.
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
We have acted as counsel for Armstrong Resource Partners, L.P. (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the offer and sale of common units representing limited partnership interests in the Partnership. We have also participated in the preparation of a Registration Statement on Form S-1 (the “Registration Statement”). In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Registration Statement (the “Discussion”).
All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein, and our opinions expressed in the Discussion are confirmed, as of the effective date of the Registration Statement. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
ARMSTRONG TEASDALE LLP  7700 FORSYTH BLVD., SUITE 1800, ST. LOUIS, MO 63105  T  314.621.5070  F  314.621.5065